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                                                                     EXHIBIT 99

           (BLUEGREEN) (BXG) Bluegreen Proposes Unregistered Offering
                            of Senior Secured Notes

         BOCA RATON, Fla.--March 12, 1998--Bluegreen Corporation (NYSE: BXG) announced today that it intends to pursue an offering of $100 million in aggregate principal amount of Senior Secured Notes due 2008.

         The Notes will be guaranteed, jointly and severally, by certain of Bluegreen's subsidiaries, and the guarantees of certain of such subsidiaries will be secured by a mortgage or similar instrument on certain real property owned by such subsidiaries. The Notes will mature no later than 2008, are not subject to a sinking fund and no principal payments on the Notes will be required prior to maturity or earlier redemption. Bluegreen intends to use the net proceeds of the offering to repay existing indebtedness.

         Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of timeshare resorts and residential land. The Company's eight timeshare resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Branson, Missouri; Orlando, Florida; Wisconsin Dells, Wisconsin; and the Island of Aruba, while its land operations are predominantly located in the Southeastern and Southwestern United States.

         The Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is issued pursuant to the provisions of Rule 135c under the Securities Act. No assurances can be given that the proposed offering will proceed or will be consummated.

         CONTACT:   Bluegreen Corporation, Boca Raton
                    John Chiste, 561/361-2710

                                   or

                    The Equity Group, New York
                    Devin Sullivan, 212/836-9608
                    Robert Goldstein, 212/371-8660